Exhibit 10.3

AMENDMENT TO OFFER LETTER

This Amendment (this “Amendment”), made as of the 23rd day of June 2019 (the “Amendment Date”), is to the Employment Agreement, which has an effective date of October 31, 2014, by and between PCM, Inc., a Delaware corporation (the “Company”) and Robert Jay Miley (“Employee”) (the “Agreement” and attached hereto as Exhibit A).

W I T N E S E T H:

WHEREAS, the parties wish to update and clarify certain parts of the Agreement by this Amendment; and

WHEREAS, this Amendment is a written agreement signed by the parties as required by Section 11 of the Agreement with respect to modifying the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Restatement of Section 3.1. Section 3.1 of the Agreement shall be hereby entirely replaced with the below language:

3.1 Base Salary. As compensation for Executive’s services, the Company will pay to Executive an annual base salary in the gross amount of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

2. Restatement of Section 4.2. Section 4.2 of the Agreement shall be hereby entirely replaced with the below language:

4.2 Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined below in Section 4.4), it will pay Executive, subject to Executive’s compliance with his continuing obligations under this Agreement and the further conditions described below in this Section 4.2, a severance payment in an aggregate amount equal to twelve months of the Base Salary that Executive is being paid at the time of termination. The above severance payment is conditioned upon (i) Executive having first signed, and not subsequently revoking, a general release of both known and unknown claims in form acceptable to the Company (the “Release”) and (ii) such Release becoming irrevocable by its terms within fifty-five (55) calendar days following the date of termination. Any severance payment made pursuant to this Section 4.2 will be paid in one lump sum in the first payroll date immediately following Executive’s satisfaction of the conditions provided in this Section 4.2(i) and (ii). After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

3. Restatement of Section 4.5(a). Section 4.5(a) of the Agreement shall be hereby entirely replaced with the below language:

(a) Subject to Section 4.5(b) (delayed payment for specified employees), any payment that is otherwise payable to Executive pursuant to Section 4.2 before fifty-five (55) days following the date of Executive’s termination of employment shall instead be paid to Executive in a lump-sum payment on the date that is fifty-five (55) days following the date of Executive’s termination of employment.

4. Restatement of Section 4.5(c). Section 4.5(c) of the Agreement shall be hereby entirely replaced with the below language:

(c) For purposes of Section 409A, all Deferred Compensation installment payments shall be treated as a series of separate payments and not as a single payment within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

5. Addition of New Section 6.2. Section 6.2 of the Agreement shall be hereby added to the Agreement and shall contain the below language:

6.2 Reserved.

6. Scope. Except as otherwise provided in this Amendment, the provisions of the Agreement shall continue in full force and effect on and after the Amendment Date.

7. Defined Terms. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Agreement.

8. Governing Law. This Amendment has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

9. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed and delivered as of the Amendment Date.

PCM, Inc.,	Employee
a Delaware corporation

By:
Name:	Robert Jay Miley
Its:

EXHIBIT A

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Robert Jay Miley (“Executive”) and PCM, Inc. (individually and collectively with PCM, Inc.’s subsidiaries “PCM” or the “Company”). The Agreement shall take effect on October 31, 2014.

RECITALS

A. PCM, through its subsidiaries, operates as a value-added technology solution provider of technology products, services and solutions and electronics products and peripherals to all customer segments of the IT marketplace for these offerings.

B. The Company has spent significant time, effort, and money to acquire and develop certain goodwill and proprietary information that it considers vital to its business, and which has become of great value to PCM in amassing its clientele and maintaining its operations.

C. The Company also has developed a substantial body of proprietary information regarding the methods and systems of operation, which is used by the Company for the acquisition and management of client accounts. PCM has also acquired, at great expense and time, proprietary information regarding the particularized needs of its clientele, including information regarding its client’s finances, marketing, operations, and product needs. The Company has, at all times, kept its proprietary information secret, and such information has given the Company a competitive advantage over others engaged in the same type of business.

D. The Company desires to employ Executive as President of PCM, Inc. Executive desires to accept such employment with the Company on the terms and conditions set forth in this Agreement.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree, covenant, and represent as follows:

1. Position And Responsibilities.

1.1 Employment. The Company hereby employs Executive as President of PCM, Inc., with an employment commencement date of December 1, 2014. Executive will, at the request of the Company at any time, work primarily at the Company’s El Segundo, California headquarters. Executive shall perform all services appropriate to his position as President, as well as such other services as may be assigned from time to time by the Company, and shall report to Frank Khulusi, Chief Executive Officer and Chairman of the Board for PCM. The Company shall retain full discretion and control over the means and methods by which Executive performs the above services, and of the places that Executive renders such services.

1.2 Devotion Of Time To The Business. Executive shall devote his entire professional time to his employment with PCM, and shall expend his best efforts on behalf of the Company. Executive agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during Executive’s employment with the Company. Except upon prior written consent by the Company, Executive will not, during any time he is employed by the Company: (i) engage in any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities under this Agreement or create a conflict of interest with the Company.

2. Warranties And Conditions Of Employment.

2.1 No Use Of Former Employer’s Information. Executive represents and warrants that he will not use for the benefit of, disclose to, or induce the Company to use any confidential or proprietary information belonging to any former employer or any other entity unless he has the advance, written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2 No Conflicting Agreements. Executive represents and warrants that he has not entered into any agreements or understandings with any former employer or entity that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3. Compensation And Benefits.

3.1 Base Salary. As compensation for Executive’s services, the Company will pay to Executive an annual base salary in the gross amount of Four Hundred Thousand Dollars ($400,000) (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

3.2 Executive Bonus. Executive will be eligible to earn an annual bonus, which may be paid quarterly components or annually pursuant to and in accordance with the Company’s existing, or to be established, annual executive bonus plan or program. Currently, if the Company achieves 100% of the financial and performance targets it has established, Executive will have the opportunity to earn quarterly or annual bonus amounts, based on the executive bonus plans adopted from time to time by the Company’s Board of Directors or Compensation Committee, in the aggregate gross amount of Two Hundred Thousand U.S. Dollars ($200,000) in total quarterly and annual bonuses during each annual period, payable , which shall be deemed earned when paid, and for purposes of fiscal year 2014, shall be prorated for the period during which the Executive is employed by the Company during such fiscal year. In the event that Company exceeds or fails to meet its annual financial and performance goals, Executive could earn greater or less than $200,000. The Company’s financial and performance goals, and the evaluative goals and measurements by which Executive’s bonus will be determined, generally will be established and communicated to Executive in connection with and at such time as the Company establishes the executive bonus plans for the Company’s participating executive officers. The Company’s bonus plans or programs are subject to change from time to time by the Company in its sole discretion, and the Company reserves the right to modify the financial and performance targets that the Company is to achieve for executive bonus calculations. Accordingly, the bonus amount Executive might earn could change from time to time.

3.3 Signing Bonus. Subject to the conditions and limitations in this Section 3.3, the Company shall advance to Executive a signing bonus (the “Signing Bonus”) in the total sum of Two Hundred Thousand U.S. Dollars ($200,000.00), less applicable withholding taxes, payable in a lump sum within 60 days after the Executive’s commencement of employment under this Agreement. If Executive voluntarily terminates his employment, or the Company terminates him for Cause (as defined below), prior to the third anniversary of his commencement of employment under this Agreement then Executive, or his estate in the event of his death should it occur following such a voluntary termination or termination for Cause, shall be obligated to repay the Company the total gross amount of the Signing Bonus paid to Executive under this Section 3.3 immediately on the date of such termination of Executive’s employment. The failure to do so shall constitute a material breach of the terms of this Agreement. In that event, to the extent permissible under applicable law and in addition to any other remedies available to the Company, the Company may offset the amount of the Signing Bonus owed by Executive to the Company from any compensation otherwise due to the Executive upon his termination of employment.

3.4 Restricted Stock Units. Subject to approval by PCM’s Board of Directors, Executive will be granted restricted stock units (“RSUs”) under PCM’s 2012 Equity Incentive Plan in the amount of One Hundred Thousand (100,000) RSU’s entitling Executive to receive upon vesting of each RSU a share of the Company’s common stock. The RSU’s shall vest in equal annual installments over a period of five years. Executive’s entitlement to the RSU’s is conditioned upon the execution by Executive and the Company of a RSU agreement in the form acceptable to PCM consistent with forms of RSU or option agreements utilized by the Company under the 2012 Equity Incentive Plan.

3.5 Benefits/Reimbursement of Business Expenses. Executive shall be eligible to participate in the Company’s general benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs (to the extent permitted under applicable law). Executive’s eligibility to participate in the Company’s benefit plans shall be in accordance with the terms of the benefit plans established by the Company or the governing plan documents, which may be amended from time to time in the Company’s sole discretion. The Company shall reimburse Executive for reasonable business expenses incurred in connection with his performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policies, including without limitation travel and lodging expenses. In addition to the reimbursement of the above described expenses, the Company shall make available a furnished single bedroom corporate apartment in reasonable proximity to the El Segundo California headquarters for a period of one year following Executive’s commencement of employment.

3.6 Vacation. Executive shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. Executive shall be granted four weeks of paid vacation per year. Vacation time that is not used will be subject to the same carry over policies as are applicable to similarly situated employees of the Company.

3.7 Withholdings. The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law. Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Executive.

4. Employment At Will.

4.1 Executive Is Employed At Will. At any time, the Company or Executive may terminate Executive’s employment for any reason, or no reason at all, with or without cause, and with or without prior notice. Unless otherwise provided in this Agreement, upon the conclusion of Executive’s employment with the Company, the Company will pay Executive all compensation then due and owing to him pursuant to this Agreement. Thereafter, all of the Company’s obligations under this Agreement shall cease. The Company may discipline, demote, or dismiss Executive as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees.

4.2 Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined below in Section 4.4), it will pay Executive, subject to Executive’s compliance with his continuing obligations under this Agreement and the further conditions described below in this Section 4.2, a severance payment in an aggregate amount equal to twelve months of the Base Salary that Executive is being paid at the time of termination. The above severance payments are conditioned upon (i) Executive having first signed, and not subsequently revoking, a general release of both known and unknown claims in form acceptable to the Company (the “Release”) and (ii) such Release becoming irrevocable by its terms within fifty-five (55) calendar days following the date of termination. Any severance payments made pursuant to this Section 4.2 will be paid in one lump sum in the first payroll date immediately following Executive’s satisfaction of the conditions provided in this Section 4.2(i) and (ii). After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

4.3 Termination With Cause. Notwithstanding Section 4.2, the Company may terminate Executive’s employment for Cause at any time, with or without prior notice, and without any obligation to pay any severance. If Executive is terminated for Cause, the Company shall pay Executive all compensation to which he is entitled up through the date of termination. Thereafter, all obligations of the Company shall immediately cease.

4.4 Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement that remains uncured for 10 days after written notice of the breach is afforded to Executive; (ii) Executive’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Executive’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony; or (v) if, in regard to his employment, Executive exhibits habitual unavailability for service, misconduct, dishonesty, or habitual neglect, which conduct remains uncured for 10 days after notice by the Company of its intention to discharge Executive for such conduct.

4.5 Payments Subject to Section 409A. To the extent applicable, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”) and guidance promulgated thereunder (“Section 409A”), and this Agreement shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing and notwithstanding anything to the contrary in this Agreement, the provisions in the following subsections 4.5(a) through (c) shall apply if the severance pay described in Section 4.2 constitutes a “deferral of compensation” within the meaning of Section 409A (severance pay constituting the same being referred to herein as “Deferred Compensation”):

(a) Subject to Section 4.5(b) (delayed payment for specified employees), any installment payment that is otherwise payable to Executive pursuant to Section 4.2 within fifty-five (55) days following the date of Executive’s termination of employment shall instead be paid to Executive in a lump-sum payment to made with the first installment payment payable to Executive pursuant to Section 4.2 on the date that is at least fifty-five (55) days following the date of Executive’s termination of employment.

(b) If Executive is a “specified employee” within the meaning of Section 409A (as determined by the Company in accordance with Section 409A) as of the date of termination, then any payment of Deferred Compensation that Executive otherwise would be entitled to receive hereunder during the first six (6) months following the date of termination shall be withheld until the first day of the seventh month immediately following the date of termination, at which time Executive shall be paid a cash lump-sum payment in an amount equal to the amount of the Deferred Compensation that otherwise would have been paid to Executive pursuant to this Agreement absent the application of this subsection 4.5(b).

(c) For purposes of Section 409A, all amounts payable pursuant to subsection 4.2 shall be treated as a series of separate payments and not as a single payment within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

5. Termination Obligations.

5.1 Resignation From All Offices And Directorships. In the event Executive’s employment is terminated for any reason, Executive shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company and its affiliates (including subsidiaries), if he was serving in any such capacities at the time of termination and Executive will cooperate with the Company in the execution and delivery of any documents or instruments reasonably requested to memorialize such resignations.

5.2 Cooperation With The Company. In the event Executive’s employment is terminated for any reason, Executive will cooperate with the Company in winding up or transferring to other employees any pending work or projects. Executive will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment with the Company.

5.3 Return Of Documents And Other Information. Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of Executive’s employment for any reason.

5.4 Termination Of Benefits. All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6. Proprietary Information; Non-Disclosure; Non-Solicitation; And Non-Compete.

6.1 Execution and Delivery of Non-Competition, Non-Disclosure, and Non-Solicitation Agreement. Executive shall execute and delivery simultaneously with this Agreement the Employee Non-Competition, Non-Disclosure, and Non-Solicitation agreement attached hereto as Exhibit A, which are incorporated herein by reference and are an integral part of, and material inducement to the Company to enter into, this Agreement.

6.3 Location And Reproduction. Executive shall maintain at his work locations and any other place under his control only such proprietary information as he has a current “need to know.” Executive shall return to the appropriate person or location or otherwise properly dispose of proprietary information once that need to know no longer exists.

6.4 Return Of Third-Party Information. Executive represents and warrants that he has returned all property, information, and trade secrets belonging to all prior employers, if any, and has not maintained any copies thereof.

6.5 Post-Employment Obligations. Unless otherwise provided in this Agreement, Executive’s obligations as specified in Sections 5 and 6 above shall remain in full force and effect after the termination of this Agreement or Executive’s employment with the Company.

7. Exclusive Jurisdiction. This Agreement shall be construed, governed and interpreted in accordance with the laws of the State of Ohio, without regard to any conflict-of law or choice-of law provisions. Executive agrees that legal proceedings brought in connection with this Agreement may commence only in the United States District Court for the Southern District of Ohio—Eastern Division, or the Delaware County, Ohio Court of Common Pleas. Executive waives all objections to personal jurisdiction and venue in any action or proceeding and acknowledges that Executive’s employment with PCM hereunder will have a substantial nexus to the Company’s second U.S. headquarters in Lewis Center Ohio, which is one of the primary locations at which Executive is expected to spend time in the course of his duties under this Agreement.

8. Severability.

8.1 Severability Of Unenforceable Provisions. The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected. The parties intend that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2 Scope. To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Executive and the Company agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9. Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or otherwise (collectively, “Payments”) would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the Payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any Payments, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in Payments is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. In the event that any Payments are required to be reduced pursuant to this Section and no such Payment qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Deferred Compensation”), Executive shall be entitled to designate the Payments to be so reduced in order to give effect to this Section. In the event that any Payment is required to be reduced pursuant to this Section and any such Payment constitutes Deferred Compensation or Executive fails to elect an order in which Payments will be reduced pursuant to this Section, then the reduction shall occur in the following order: (i) reduction in cash payments payable to Executive (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (ii) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (iii) cancellation of acceleration of vesting of equity awards not covered under (ii) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

10. Successors. This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company or its subsidiaries by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties and the obligations hereunder shall be deemed to be obligations to any such successor as if this Agreement were originally made by and between Executive and such successor.

11. Amendment; Waiver. This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Executive and by a duly authorized representative of the Company, other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise of any other right, remedy, or other power provided under this Agreement or by law or in equity.

12. Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation is received; or (c) if delivered by certified or registered mail, three days after the mailing thereof. Notices shall be delivered as follows:

If to the Company:

PCM, Inc.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Attention: Frank Khulusi

With a copy to:

PCM, Inc.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Attention: Rob Newton, Chief Legal Officer

If to the Executive:

Any party may change its address by giving notice to the other party of a new address in accordance with the provisions of this Section.

13. Assignment.

No benefit to Executive under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any affiliate or any successor.

14. Integration. This Agreement, together with the Employee Non-Competition, Non-Disclosure, and Non-Solicitation Agreement, is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment with the Company; supersedes all other prior and contemporaneous agreements and statements, if any, whether written or oral, express or implied, pertaining in any manner to Executive’s employment; and, may not be contradicted by evidence of any prior or contemporaneous statements or agreements, if any. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.

15. Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

16. Governing Law. This Agreement has been negotiated and executed in the State of Ohio and shall in all respects be governed by and interpreted in accordance with the laws of the State of Ohio, without giving effect to conflicts-of-law principles.

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EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement on the dates noted below.

Dated: October 31, 2014 PCM, INC.
By: /s/ Frank F. Khulusi
Name: Frank F. Khulusi
Title: Chief Executive Officer and Chairman of the Board

Dated: October 31, 2014 EXECUTIVE
By: /s/ Robert Jay Miley
Robert Jay Miley

EXHIBIT A TO ROBERT JAY MILEY EMPLOYMENT AGREEMENT EMPLOYEE NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

In consideration of my employment, with PCM, Inc., and the confidential information and trade secrets to which I will be given access in order to discharge my job duties, I, Robert Jay Miley , agree to abide by the following terms and conditions of this Agreement:

1. Definitions.

When used in this Agreement:

1.1 PCM, Inc. (“PCM”) means and includes PCM, Inc. individually, and all of its affiliates, parents, holding companies, subsidiaries and any other entity that directly owns, is owned by, or is under common ownership with PCM, Inc. now or at any time in the future including, but not limited to, PCM Sales, Inc., PCMG, Inc., PCM Logistics, LLC, PCM Sales Canada, Inc., M2Marketplace, Inc. and Abreon, Inc. It also includes any successor entity or assignee of PCM, Inc. or a successor, affiliate or assignee of any of the entities included within the definition of PCM, Inc.

1.2 “person” means any natural person, and any corporation, partnership, joint venture, limited liability company, unincorporated association, sole proprietorship, or other business organization or enterprise;

1.3 “I,” “me,” “my” and “you” refer to the undersigned, Robert Jay Miley, an employee of PCM;

1.4 “new development” means any invention, improvement, discovery, innovation, system, design, process, technique, idea, software, program, machine, product, compound, formula, device or design, whether patentable or unpatentable, which I made or conceived, alone or with others, in whole or in part, while I am employed by PCM and which either (a) relates to any product, service or business of PCM, or (b) was made or conceived in whole or in part with PCM’s resources or during PCM’s time;

1.5 “confidential information” means all information in whatever form, tangible or intangible, not generally known to competitors of PCM or to the public, whether disclosed to or learned or developed by me, relating in any way to PCM’s trade secrets, technology, inventions (whether or not patentable), designs, processes and techniques, “know-how,” computer programs and systems, technical developments, drawings, business strategies, pricing, costs, financing, marketing plans, customer, prospect, or employee lists of PCM, or of any past, present or prospective future customer of PCM or any compilations of such information as more fully described in Paragraph 3 of this Agreement.

1.6 “competition with PCM” means directly or indirectly entering into the employ of, rendering any services or assistance to, acquiring any financial interest in, or otherwise becoming associated in any way with a competitor of PCM, whether in the capacity of principal, agent, partner, officer, director, employee, consultant, shareholder, independent contractor, or otherwise, without the prior written approval of PCM’s Vice President of Human Resources or General Counsel.

1.7 “competitor” means any person other than PCM who intends to engage or engages (or is an affiliate of a person that directly owns, is owned by, or is under common control of a person which engages) directly or indirectly in the sale of any product or performs any service substantially similar in type or nature as any product sold or any service performed by PCM or for any customer who either: (a) is also a customer of PCM, or (b) was a customer of PCM or (c) is a person whose business PCM has solicited.

1.8 the phrase “directly or indirectly” means either personally or through any person, or any entity with which you are associated or connected in any manner such as a principal, agent, employee, salesperson, employer, stockholder, copartner, joint venturer, member, director, officer, manager, consultant, advisor, lessor, representative, agent, independent contractor, lender, investor, or family member.

2. New Developments.

2.1 I will promptly and fully disclose to PCM, in writing, any and all new developments that I have, or will, become involved during my employment with PCM or at any time within ninety (90) days after my employment with PCM terminates.

2.2 All new developments are and will remain, the sole and exclusive property of PCM, and I assign all of my right, title and interest in each new development to PCM. Upon PCM’s request at any time, and without additional compensation I will (a) do all lawful things reasonably necessary as determined by PCM to ensure PCM’s ownership of any new development, including, without limitation, execute any documents assigning and transferring to PCM all of my rights, title and interest in any new development and execute all documents required to enable PCM to file and obtain patents or copyrights in the United States or any foreign country on any new development and (b) demonstrate any new development and instruct any person designated by PCM in the nature and operation of any new development.

3. Confidential Information. I acknowledge that by virtue of employment, or continued employment with PCM, I will possess confidential information and that PCM requires that I take reasonable steps to ensure that I do not disclose confidential information. In addition to the definition of “confidential information” contained in Paragraph 1.5 of this Agreement, confidential information includes all of PCM trade secrets and the following items: (a) marketing techniques, development tools, methodologies, and processes, computer printouts, computer programs, design manuals, business processes, plans; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer and prospect names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences and buying histories; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, price setting methods and policies, customer service methods and policies, service plans and policies, costs of product, services, proposal methods and methodologies; (g) with regard to customers and prospects all bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (h) sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for PCM; (i) PCM’s business plans, audits and other financial data related to products and services provided by PCM; (j) labor rates, commission rates and plans, commission schedules, employee performance evaluations and related information, outside contracting sources and rates; and (k) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, or copies of same, that have been or will be given to me by PCM as well as written or verbal instructions or comments, that PCM directs should remain confidential. I further acknowledge that all confidential information is and remains the exclusive property of PCM or its customers, whether or not prepared in whole or in part by me. During my employment with PCM and at all times thereafter, I will not disclose, disseminate or use any confidential information, except to (a) perform my duties on behalf of PCM and as consistent with PCM agreement with any third parties, (b) produce information required by law, pursuant to a lawfully issued subpoena, or (c) produce such information as authorized in writing by PCM’s Vice President of Human Resources or General Counsel. I agree to maintain only such confidential information as I have a current “need to know” at my work station. I further agree that I will not make copies of any confidential information unless there is a legitimate business need for the reproduction.

4. Return of Company Property. Upon the termination of my employment with PCM (for any reason), I will immediately return to PCM (and will not keep a copy in any form) all confidential information including, but not limited to, any and all notes, memoranda, records, reports, manuals and other documents in any form (hard copies or electronic) as well as any other company property and equipment in my possession or under my control. In the event that I receive a subpoena requesting the production of confidential information or new development, I will immediately notify PCM’s Vice President of Human Resources or General Counsel in order that PCM may take such action as it deems necessary to protect its interest.

5. Interference with Company Relationships. I understand that PCM’s relationships with its employees, customers, clients, vendors, prospects and other persons are valuable business assets. During my employment with PCM and for a period of twenty-four (24) months after my employment terminates (for any reason), I will not directly or indirectly induce, attempt to induce, or assist others in inducing or attempting to induce any employee, agent, customer, prospect, vendor, supplier, or business partners of PCM or any other person doing business with PCM (or proposing to do business with PCM) that I, directly or indirectly, serviced, developed relationships with, or acquired information about during my employment with PCM to terminate their relationship with PCM (or to refrain from doing business with PCM). I further agree not to interfere in any other manner, directly or indirectly, with the relationship between PCM and any such person during my employment and for a period of twenty-four (24) months after my employment terminates (for any reason). Additionally I agree that during my employment and for the twenty-four (24) month period after my employment terminates (for any reason) I will not, directly or indirectly, do business with any customer or prospect of PCM that I, directly or indirectly, serviced, developed relationships with or acquired information about during my employment with PCM for the purpose of selling products or services in competition with PCM even if said customer or prospect solicits me, directly or indirectly, to do business with them.

6. Non-Competition. In order to further ensure the protection of the confidential information, I agree that during my employment with PCM and for a period of eighteen (18) months after my employment terminates for any reason I will not engage in competition with PCM either directly or indirectly. Notwithstanding the above, I may acquire less than a two percent (2%) of any publicly traded stock of a competitor.

7. Geographic Scope of Non-Compete Obligation. I understand that PCM conducts its business on a national scope throughout the United States and in Canada. I further understand and agree that the appropriate geographic area covered by my noncompete agreement is the entire United States and parts of Canada where the Company does business during my tenure with PCM. I agree that given PCM’s business operation a geographic restriction of the entire United States and parts of Canada as described herein is fair and reasonable.

8. Remedies. I acknowledge and agree that any breach of this Agreement by me would cause irreparable harm to PCM and that money damages would not provide an adequate remedy to PCM. I agree that if I commit or threaten to commit any such breach, PCM has the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction, and I agree not to assert in any such enforcement action that PCM has an adequate remedy in damages. I agree that the right to specific enforcement will be in addition to, and not in lieu of, any other rights or remedies available to PCM in law or in equity. In addition, in the event I violate any of the covenants set forth in Paragraphs 5 or 6 of this Agreement, I agree that the periods of restriction shall extend automatically by the number of days that a court determines that I violated such restriction. Further, in the event that I breach this Agreement, I shall be liable for all damages, attorneys’ fees and costs suffered by PCM.

9. Reformation; Severability. If a court finds any of the covenants contained in this Agreement, or any portion of such a covenant, invalid or unenforceable for any reason, the court shall have full discretion to reform such covenant to the maximum extent allowable by law as to geography, duration and scope. If a court finds any provision of this Agreement unenforceable for any reason, all other provisions of this Agreement shall remain fully valid and enforceable.

10. Notification. I agree that I will notify PCM in writing addressed to PCM’s Vice President of Human Resources or General Counsel if I have, or reasonably should have, any questions regarding the applicability of this Agreement to my activities. I also agree that prior to undertaking any other full time or part time engagement, consulting assignment or employment with any other person during my employment and for one (1) year following the termination of my employment (for any reason), that I reasonably believe may engage or intends to engage in any competition with PCM, I will fully disclose the nature of such proposed engagement, consulting assignment or employment to PCM and seek PCM’s written permission (as signed by PCM’s VP of Human Resources or General Counsel) to accept such other engagement, consulting assignment or employment. I also agree that prior to undertaking any other engagement, consulting assignment or employment with any other person that I reasonably believe may engage or intends to engage in any competition with PCM, I will fully disclose this Agreement to such person, prospective employer or vendor.

11. Employment at Will. This Agreement shall not constitute an employment agreement for any duration. Unless I have a written employment contract (signed by PCM’s Chief Executive Officer) specifically reflecting a term of employment, my employment with PCM is and has always been at-will and that I or PCM may terminate the employment relationship at any time for any reason. Whenever this Agreement refers to an obligation I have during my employment or after the termination of my employment, that obligation exists regardless of whether PCM terminates my employment with or without cause or I terminate my employment with PCM.

12. Cooperation with Company Regarding PCM Rights or Interests. As a material inducement for my employment with PCM, I agree that at all times during and after termination of employment with PCM, I will give PCM any assistance it may reasonably request (at PCM’s expense) to protect its legal or equitable interests, including without limitation, assistance to file for, maintain, protect and enforce any Company patents, copyrights, trademarks, trade secrets or any other intellectual property right, in any and all countries. Such assistance may also include, among other things and without limitation, providing honest, truthful and complete information to PCM or its representatives or agents in connection with any investigation or discovery; immediately notifying PCM should I have direct knowledge of, or reasonably suspect, a violation of PCM workplace policies or rules if such violation could, if undetected, create financial loss, legal liability, or threaten the reputation of PCM; and, providing testimony or assistance as requested by PCM with regard to the defense or prosecution of any legal, equitable or regulatory proceeding related to PCM. I further agree to indemnify PCM, its officers, directors, employees, agents and representatives to the maximum extent permitted under applicable law for any loss, liability, cost, including reasonable attorneys’ fees, or damage suffered by any such indemnified party arising out of or in connection with any breach by me of any of the forgoing cooperation provisions of this Agreement.

13. Non-Use of Third Party Trade Secrets. I have disclosed to PCM any employment agreements or any other agreements still in effect, which impose any post-employment restrictions on me. I further represent that except for those restrictions, if any, specifically disclosed in Paragraph 19 of this Agreement, I am not subject to any restrictions arising from my previous employment. Furthermore, I represent that I have not disclosed and will not disclose to PCM, and will not use on PCM’s behalf, any trade secrets or other confidential and proprietary information belonging to a third party, without consent from that third party. I acknowledge that no officer or other employee or representative of PCM has requested or instructed me to disclose or use the trade secrets or confidential information of any such third party. I further agree that should any such request or instruction be made of me during my employment with PCM I will immediately notify PCM’s Vice President of Human Resources or General Counsel.

14. Sufficient Consideration. I agree that my at-will employment, or continued at-will employment, constitutes sufficient consideration for this Agreement. I further agree the parties hereto intend that this Agreement shall apply for the duration of my employment with PCM without regard to any change in my position with PCM which may occur between the effective date of this Agreement and the termination of my employment with PCM.

15. Exclusive Jurisdiction. This Agreement shall be construed, governed and interpreted in accordance with the laws of the State of Ohio, without regard to any conflict-of law or choice-of law provisions. I agree that legal proceedings brought in connection with this Agreement may commence only in the United States District Court for the Southern District of Ohio—Eastern Division, or the Delaware County, Ohio Court of Common Pleas. I waive all objections to personal jurisdiction and venue in any action or proceeding.

16. Amendments/Modifications; Waivers. This Agreement may be modified or amended only by written instrument signed by an authorized person of each party. For purposes of PCM, an authorized person shall be limited to the President or Chief Executive Officer, General Counsel/Chief Legal Officer or Vice President or Director of Human Resources. PCM may waive compliance with this Agreement only in writing signed by PCM’s Vice President of Human Resources or General Counsel/Chief Legal Counsel. No failure or delay by PCM in exercising any right under this Agreement shall constitute a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

17. Binding Effect; Entire Agreement. The provisions of this Agreement will survive the termination of my employment with PCM and will inure to the benefit of PCM and its successors and assignees, as well as the successors and assignees of the entities included within the definition of PCM. This Agreement sets forth the entire understanding between me and PCM regarding the subject matter contained in this Agreement.

18. Acknowledgment. I acknowledge that I was advised to consult with an attorney prior to signing this Agreement. I further acknowledge that I signed the Agreement voluntarily and without duress and have read the Agreement carefully and understand its terms.

19. Prior Employment Agreements. NOTE: You must fill this information out and sign your name in the space provided below. The following contains a listing of all prior employment contracts and other agreements, if any, which impose any continuing obligation on my employment activities. I understand that if none exist I need to write the word NONE in the space provided below.

/s/ Robert Jay Miley

Employee’s Signature

IN WITNESS WHEREOF, the parties have executed this Agreement this 31st day of October , 2014.

/s/ Robert Jay Miley

Robert Jay Miley

Employee’s Signature Employee’s Name (please print)

Accepted on behalf of PCM, Inc. as of the date written above:

/s/ Mark S. Hamm

Vice President of Human Resources

on behalf of PCM, Inc.